Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-129197, 333-130296 and 333-118372) and the Registration Statements on Form S-8 (Nos. 333-125308 and 333-64094) of Ceradyne, Inc. of our report dated March 16, 2006 relating to the financial statements, management’s assessment of the effectiveness of the internal control over financial reporting and the effectiveness of the internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orange County, California March 16, 2006